INVESTMENT ADVISORY AGREEMENT

      AGREEMENT made as of this 1st day of November, 1992, by and between Standish, Ayer & Wood Investment Trust, an unincorporated business trust organized under the laws of The Commonwealth of Massachusetts (the "Trust") and Standish, Ayer & Wood, Inc., a Massachusetts corporation (the "Adviser".)

                              W I T N E S S E T H :

      WHEREAS, the Trust is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the assets held by the Trustees of the Trust may be divided into separate funds, each with its own separate investment portfolio, investment objectives, policies and purposes; and

      WHEREAS, the Adviser is engaged in the business of rendering investment advisory and management services, and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

      WHEREAS, the Trust desires to retain the Adviser to furnish investment advisory services to the Standish Massachusetts Intermediate Tax Exempt Bond Fund (the "Fund"), a separate fund of the Trust, and the Adviser is willing to furnish such services;

      NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

      1. Appointment of the Adviser. The Trust hereby appoints the Adviser to act as investment adviser of the Fund for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Adviser shall for all purposes herein be deemed an independent contractor and shall, unless expressly otherwise provided, have no authority to act for or represent the Fund in any way nor shall otherwise be deemed an agent of the Fund.

      2. Duties of the Adviser. (a) The Adviser, at its expense, will furnish continuously an investment program for the Fund, will determine, subject to the overall supervision and review of the Trustees of the Trust, what investments shall be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund will be held uninvested, and shall, on behalf of the Trust, make changes in the investments of the Fund. Subject always to the supervision of the Trustees of the Trust and to the provisions of the Trust's Agreement and Declaration of Trust and

Bylaws and of the 1940 Act, the Adviser will also manage, supervise and conduct the other affairs and business of the Fund and matters incidental thereto. The Adviser, and any affiliates thereof, shall be free to render similar services to other investment companies and other clients and to engage in other activities, so long as the services rendered hereunder are not impaired.

      (b) The Adviser shall provide, without cost to the Trust, all necessary office space and the services of executive personnel for administering the affairs of the Fund.

      (c) The Fund shall bear the expenses of its operations, including legal and auditing services, taxes and governmental fees, certain insurance premiums, costs of shareholder notices and reports, typesetting and printing of prospectuses and statements of additional information for regulatory purposes and for distribution to shareholders, bookkeeping and share pricing expenses, fees and disbursements of the Trust's custodian, transfer and dividend disbursing agent or registrar, or interest and other like expenses properly payable by the Trust.

      3. Compensation of the Adviser. (a) As full compensation for the services and facilities furnished by the Adviser under this Agreement, the Trust agrees to pay to the Adviser a fee at the annual rate of 0.40% of the Fund's average net asset value, computed no less frequently than weekly. Such fees shall be accrued when computed and payable monthly. For purposes of calculating such fees, the Fund's average net asset value shall be determined by taking the average of all determinations of net asset value made in the manner provided in the Fund's current prospectus and statement of additional information.

      (b) The compensation payable to the Adviser hereunder for any period less than a full month during which this Agreement is in effect shall be prorated according to the proportion which such period bears to a full month.

      (c) The Adviser agrees that if total expenses (excluding brokerage, taxes and extraordinary expenses) of the Fund for the short fiscal year ending December 31, 1992, or either of the full fiscal years ending December 31, 1992 or 1994 exceed the lower of (a) 0.65% of the Fund's average daily net assets or
(b) the permissible limit applicable in any state in which shares of the Fund are then qualified for sale, the compensation due the Adviser for any such fiscal year shall be proportionately reduced by the amount of such excess by a reduction or refund thereof at the time such compensation is payable after the end of each calendar month, subject to readjustment during such fiscal year.

      4. Limitation of Liability of the Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with any investment policy or the purchase, sale or retention of any


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

securities on the recommendation of the Adviser; provided, however, that nothing herein contained shall be construed to protect the Adviser against any liability to the Fund by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Agreement.

      5. Term and Termination. (a) This Agreement shall become effective on the date hereof. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is approved annually (i) by either the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, and, in either event, (ii) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

      (b) This Agreement may be terminated at any time without the payment of any penalty by vote of the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Adviser, on sixty days' written notice to the other parties.

      (c) This Agreement shall automatically and immediately terminate in the event of its assignment as defined in the 1940 Act.

      6. Limitation of Liability. The term "Standish, Ayer & Wood Investment Trust" means and refers to the Trustees from time to time serving under the Agreement and Declaration of Trust of the Trust dated August 13, 1986, as the same may subsequently thereto have been, or subsequently hereto be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but shall bind only the trust property of the Trust as provided in the Agreement and Declaration of Trust of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and this Agreement has been signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them, but shall bind only the trust property of the Trust as provided in the Agreement and Declaration of Trust.


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

      IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                              STANDISH, AYER & WOOD INVESTMENT TRUST

Attest:


 /s/                          By: /s/  Richard S. Wood
---------------------             ------------------------------
                                  Title: President


                                  STANDISH, AYER & WOOD, INC.

Attest:


 /s/                          By: /s/
---------------------             ------------------------------
                                  Title: President


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